Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•
For Further Information:
FOR IMMEDIATE RELEASE May 18, 2018	Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON ANNOUNCES 23% INCREASE IN CASH DIVIDEND
AND
STOCK BUYBACK PROGRAM

TULSA, OK, May 18, 2018 - AAON, Inc. (NASDAQ-AAON), today announced that its Board of Directors has declared a $0.03 increase in the Company’s regular semi-annual cash dividend, to $0.16 per share or $0.32 annually (a 23% increase from the previous $0.13 per share or $0.26 annually). The next cash dividend will be payable on July 6, 2018, to stockholders of record as of the close of business on June 8, 2018.

The Board of Directors also authorized the Company to make up to $15.0 million in purchases of shares of the Company’s common stock in accordance with a pre-arranged stock repurchase plan adopted by the Company in accordance with the guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Repurchases under the Company’s 10b5-1 plan will be administered through an independent broker and will cover the repurchase of shares commencing June 1, 2018 and expiring March 1, 2019. Repurchases are subject to SEC regulations as well as certain market volume, price and timing limitations as set forth in the 10b5-1 plan. All shares repurchased under the plan will be restored to the status of authorized but unissued stock.

Norman H. Asbjornson, CEO, stated, “The Company’s strong capital position and prospects for accelerated growth allow us to provide tangible value to our stockholders through the increased cash dividend.”

Gary D. Fields, President, stated, “We continually strive to create value for our stockholders and are pleased our current financial strength enables us to initiate the stock buyback program at this time. At current market prices, we believe the stock buyback program provides a compelling way to continue delivering value to our stockholders.”

About AAON
AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recover units, condensing units, geothermal/water-source heat pumps and coils. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.aaon.com.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.